                                   SUPPLEMENT
                            dated February 13, 1998

                                       to
                             Prospectus Supplement
                               dated July 6, 1995



                                  $950,000,000



                                  U.S. BANCORP
                            (MINNEAPOLIS, MINNESOTA)
                       (FORMERLY FIRST BANK SYSTEM, INC.)

                      MEDIUM-TERM NOTES, SERIES H (SENIOR)
                   MEDIUM-TERM NOTES, SERIES I (SUBORDINATED)





                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE



     The information in this Supplement supersedes the information set forth under the caption "First Bank System, Inc." in the Prospectus dated May 26, 1995, as supplemented by the Prospectus Supplement dated July 6, 1995 (the "Prospectus Supplement").

     In addition, U.S. Bancorp may from time to time issue up to $950,000,000 aggregate principal amount of Notes pursuant to the Prospectus Supplement as supplemented by this Supplement.

                                  U.S. BANCORP

     U.S. Bancorp ("USB") is a multi-state bank holding company, registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), with its headquarters in Minneapolis, Minnesota. On August 1, 1997, First Bank System, Inc. of Minneapolis acquired U. S. Bancorp of Portland, Oregon, and assumed the U.S. Bancorp name. The combined organization is the fifteenth largest U.S. commercial bank holding company based on assets. At December 31, 1997, USB and its consolidated subsidiaries had consolidated assets of $71.3 billion, consolidated deposits of $49.0 billion, and shareholders' equity of $5.9 billion.

     USB operates eight banks and eleven trust companies serving millions of customers principally in seventeen states from the Midwest to the Rocky Mountains to the Pacific Northwest. USB also has various other subsidiaries engaged in financial services.

     The banking subsidiaries of USB are engaged in general retail and commercial banking business. These subsidiaries provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. Depository services include checking and savings accounts and certificates of deposit and other time deposits. Additional services include commercial lending, financing of import/export trade, foreign exchange and retail and institutional brokerage services. Treasury management and receivable lockbox collection are provided for corporate customers. The banking and trust company subsidiaries of USB also provide a full range of fiduciary products and services to individuals, estates, foundations, business corporations and charitable organizations. Other subsidiaries of USB provide financial services related to banking, including lease financing, discount brokerage, investment advisory services and insurance agency and credit life insurance services.

     On December 15, 1997, USB and Piper Jaffray Companies Inc. ("Piper Jaffray"), announced that they had entered into a definitive agreement whereby USB will acquire Piper Jaffray for $730 million. The cash transaction will be accounted for as a purchase, is subject to shareholder and regulatory approvals, and is expected to close in the second quarter of 1998.

     USB was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and its telephone number is (612) 973-1111.

                                 U.S. BANCORP
                     MEDIUM-TERM NOTES, SERIES H (SENIOR)
                  MEDIUM-TERM NOTES, SERIES I (SUBORDINATED)
                  Authentication Certificate Supplemental to the Officers' Certificate and Company Order
                              dated July 6, 1995



Series:                             Issue Price (Dollar Amount and Percentage of
[ ] Series H (Senior)               Principal Amount:  $_________/_________%
[ ] Series I (Subordinated)

                                    Denominations:$_____________________________

Form of Note:
[ ] Book-Entry                      Interest Rate/Initial Interest Rate:________
[ ] Certificated
    Name and Address of
    Registered Owner:               Regular Record Dates:_______________________


                                    Interest Determination Dates:_______________



Taxpayer Identification Number of   Interest Reset Dates:_______________________
Registered Owner:  ______________


Principal Amount:  ______________   Index Maturity:_____________________________




Original Issue Date:  ___________   Spread:____________________________________


Maturity Date:  _________________   Spread Multiplier:__________________________



Interest Rate Basis:

[ ] Fixed Rate Note
[ ] Commercial Paper Rate Note      Maximum Interest Rate: _____________________
[ ] Federal Funds Rate Note
[ ] LIBOR Note                      Minimum Interest Rate:  ____________________
[ ] Prime Rate Note
[ ] Eleventh District Cost of
    Funds Rate Note                 For Original Issue Discount Notes:
[ ] CD Rate Note
[ ] Treasury Rate Note                 Original issue discount:________________%
[ ] J.J. Kenny Rate Note
[ ] CMT Rate Note
[ ] Other Base Rate (as
    described below) Note
[ ] Zero Coupon Note                   Yield to maturity:  ____________________%

Agent designated to deliver
unsold Note to Trustee for
cancellation:  __________________

                                      Original Issue Discount Note:

                                         [ ] Subject to special provisions set
                                             forth therein
Agent's Commission:  ____________        [ ] For Federal income tax purposes
                                             only

Redemption Terms:                      Aggregate initial offering price of Debt
                                       Securities issued under Registration
                                       Statement No. 33-58521 through date
                                       hereof (including this Note):
                                       $___________________


Other Terms:                           Aggregate initial offering price of Notes
                                       issued through date hereof (including
                                       this Note):  $________________

                                       Increase in aggregate principal amount of Notes pursuant to paragraph A(2) of the Officers' Certificate and Company Order dated July 6, 1995: $200,000,000



                                      _________________________________________*

                                      ________________________________________**

Dated:  _______________, 199__


* To be signed by the Treasurer or any Assistant Treasurer or Senior Vice President designated as an "Authorized Officer."

**  To be signed by a Vice President.